Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 15th, 2021 (the “Effective Date”), is made by and between Biosecurity Technology INC., a Nevada corporation, located at 3821 south 148th street Omaha Nebraska 68130, and hereafter referred to as “the Company,” and Daniel Lynn, an individual residing in the state of Nebraska, hereinafter referred to as “Employee,” based upon the following:

WHEREAS, the Company wishes to retain the services of Employee, and Employee wishes to render services to the Company, as its Chief Executive and Chief Scientific Officer.

WHEREAS the Company and Employee wish to set forth in this Agreement the duties and responsibilities that Employee has agreed to undertake on behalf of the Company and the Employee will be able to perform these duties from a location of his choice; and

WHEREAS the Company and Employee intend that this Agreement will supersede and replace any and all other employment agreements entered into by and between the Company and Employee, and that upon execution of this Agreement, any such employment agreements or arrangements shall have no further force or effect, except the Confidentiality Agreements between the parties executed prior to this Agreement which shall continue in full force and effect.

THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Company and Employee (who are sometimes individually referred to as a “party” and collectively referred to as the “parties”) agree as follows:

AGREEMENT

1. SPECIFIED TERM.

The Company hereby employs Employee pursuant to the terms of this Agreement and Employee hereby accepts employment with the Company pursuant to the terms of this Agreement for the period beginning on February 15th,2021 (the “Commencement Date”) and ending on December 31st, 2025 subject to extension as provided below (the “Term”).

Subject to Sections 8, 9, and 10, this Agreement will automatically be renewed for successive periods of one year after December 31st, 2025, unless either party gives notice to the other, at least sixty (60) days prior to the expiration of the specified period that the party desires to renegotiate this Agreement.  In the event that any party notifies the other party in writing of its desire to renegotiate this Agreement, then the terms and conditions of this Agreement shall be extended for an additional 60 days after expiration of the Term or until a mutual agreement is reached, whichever is shorter.  If a mutually acceptable renegotiated agreement is not reduced to writing and executed by the parties within sixty (60) days after the end of the Term, then this Agreement shall continue on a month-to-month basis until terminated by written notice given by either party at least thirty (30) days prior to the end of any monthly period.

3. COMPENSATION.

(a) Annual Salary.  During the Term of this Agreement, the Company shall pay to Employee an annual base salary in the amounts set forth below (the “Annual Salary”).  The Annual Salary shall be:

(i) Two Hundred Forty Thousand Dollars ($240,000.00); and

(ii) shall thereafter be increased (but not decreased) from time to time as approve by the Board of Directors.

The Annual Salary shall be paid to Employee in equal installments in accordance with the periodic payroll practices of the Company for executive employees.

(b) Production Bonus; Assignment of Proprietary Rights.  Employee will be entitled to receive the following bonuses.

(i) Equal to any bonus given to any other executive of the company.

2. GENERAL DUTIES.

Employee shall report to the Company’s Board, but not to any other executive of the company.  Employee shall devote the necessary time, ability, and attention to the Company’s business during the term of this Agreement.  In his capacity as Chief Executive Officer and Chief Scientific Officer, Employee shall be primarily responsible for the tasks set forth on Exhibit A, principally among them the development of a proprietary “cleaning and disinfecting equipment” for inclusion in the Company’s product offering.  Employee shall do and perform all services, acts, or things necessary or advisable to discharge his duties under this Agreement, and such other duties as are commonly performed by an employee of his rank in a publicly traded corporation or which may, from time to time, be prescribed by the Company through its Board of Directors.  Employee shall be entitled to perform his duties and obligations at a location of his choice.  Furthermore, Employee agrees to cooperate with and work to the best of his ability with the Company’s management team, which includes the Board of Directors and the officers and other employees, to continually improve the Company’s reputation in its industry for quality products and performance.

(a) Common Stock Grant. Within three (3) days after execution of this Agreement, Employee shall receive a one-time grant of one Million (1,000,000) shares of Company restricted Common Stock.  The Common Stock shall vest as follows:

500,000 within ten (10) days after execution of the Agreement; and 500,000 after on February 15th, 2022.

(b) Cost of Living Adjustment.   Commencing as of January 1, 2022, and on each January 1st thereafter, the then effective Annual Salary shall be increased (but not decreased) by an amount: (i) which shall reflect the increase, if any, in the cost of living during the previous 12 months by adding to the Annual Salary an amount computed by multiplying the Annual Salary by the percentage by which the level of the Consumer Price Index as reported on January 1st of the new year by the Bureau of Labor Statistics of the United States Department of Labor has increased over its level as of January 1st of the prior year, and (ii) which will maintain Employee’s compensation at a level consistent with the compensation paid to executive officers holding similar positions in the Company’s industry.  Additionally, the Board of Directors shall periodically review Employee’s Salary to determine whether to otherwise increase Employee’s compensation, without any obligation by the Board to authorize such an increase.

(c) Participation in Employee Benefit Plans.  Employee shall have the same rights, privileges, benefits and opportunities to participate in any the Company’s employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees.  The Company may delete benefits and otherwise amend and change the type and quantity of benefits it provides in its sole discretion.  In the event Employee receives payments from a disability plan maintained by the Company, the Company shall have the right to offset such payments against the Annual Salary otherwise payable to Employee during the period for which payments are made by such disability plan.

4. REIMBURSEMENT OF BUSINESS EXPENSES.

The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of the Company including travel (other than commuting to the office from Employee’s residence), lodging and meals while traveling, cell phone usage, business meals, etc.  However, each such expenditure shall be reimbursable only if Employee furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.  The Company will provide Employee with a laptop computer, cell phone and any additional IT requirements for business use.

5. ANNUAL VACATION.

Employee shall be entitled to four (4) weeks’ vacation time each year without loss of compensation. Employee agrees not to take all at one time.

6. INDEMNIFICATION OF LOSSES; PRODUCT LIABILITY INSURANCE.

(a) So long as Employee’s actions were taken in good faith and furtherance of the Company’s business and within the scope of Employee’s duties and authority, the Company shall indemnify and hold Employee harmless to the full extent of the law from any and all claims, losses and expenses sustained by Employee as a result of any action taken by him to discharge his duties under this Agreement, and the Company shall defend Employee, at the Company’s expense, in connection with any and all claims by stockholders or third parties which are based upon actions taken by Employee to discharge his duties under this Agreement.

(b) The Company shall maintain at all times product liability insurance on the company, employee and any other products developed and sold by the Company in an amount of coverage that is consistent with industry standards and shall ensure that Employee is named as an additional insured thereunder.

7. PERSONAL CONDUCT.

Employee agrees promptly and faithfully to comply with all present and future policies, requirements, directions requests and rules and regulations of the Company in connection with the Company’s business.

8. TERMINATION BY THE COMPANY FOR CAUSE.

The Company reserves the right to declare Employee in default of this Agreement if (each a “Cause”):

(a) Employee is convicted of any fraud or embezzlement against the Company; or

(b) After written notice and an opportunity to cure, Employee willfully breaches or habitually neglects the duties and responsibilities which he is required to perform under the terms of this Agreement; or

(c) Employee commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct which results in material harm to the Company or its business; or

(d) Employee violates any law, rule or regulation applicable to the Company or Employee relating to the business operations of the Company that may have a material adverse effect upon the Company’s business, operations or condition (financial or otherwise).

The Company may terminate this Agreement for Cause immediately upon written notice of termination to Employee; provided, however, if the Company terminates this Agreement due to Employee’s willful breach or habitual neglect of the duties he is required to perform, then Employee shall be entitled to a period of thirty (30) days from the date of the written notice of termination to cure said breach.  Except as otherwise set forth in this Section 8, upon any termination for Cause, the obligations of Employee and the Company under this Agreement shall immediately cease except the obligations of Employee in Sections 11(b), 12(a) and 12(c) which shall survive termination for a period of one year.  Such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement.  If Employee’s employment is terminated pursuant to this Section 8, the Company shall pay to Employee (i) Employee’s accrued but unpaid Annual Salary and vacation pay through the effective date of the termination; (ii) continue to pay the Bonus for so long as the Company continues to offer and sell the Product and to pay any other production bonus agreed with respect to other products; and (iii) business expenses incurred prior to the effective date of termination and shall transfer to Employee any stock earned but unissued pursuant to Section 3(c).  Employee shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

9. TERMINATION BY THE COMPANY UPON DEATH OR DISABILITY.

(a) Death.  Employee’s employment shall terminate upon the death of Employee.  Except as otherwise set forth in Section 9(c) below, upon such termination the obligations of Employee and the Company under this Agreement shall immediately cease except the obligations of Employee in Sections 11(b), 12(a) and 12(c) which shall survive termination for a period of one year.

(b) Disability.  The Company reserves the right to terminate Employee’s employment upon ten (10) days written notice if, for a period of ninety (90) days, Employee is prevented from discharging his duties under this Agreement due to any physical or mental disability.  Except as otherwise set forth in Section 9(c) below, upon such termination the obligations of Employee and the Company under this Agreement shall immediately cease except the obligations of Employee in Sections 11(b), 12(a) and 12(c) which shall survive termination for a period of one year.

(c) Effect of Termination upon Death or Disability.  In the event Employee’s employment is terminated due to Employee’s death or disability, then:

(i) The Company shall pay Employee’s accrued but unpaid Annual Salary and vacation time through the effective date of the termination.

(ii) The Company shall continue to pay to heirs or assigns the Bonus for long as the Company sells the Product, as well as any other production bonus agreed to between the Parties with respect to any other products.

(iii) The Company shall reimburse Employee or his heirs for any business expenses incurred prior to the effective date of the termination.

(iv) All of the shares of Common Stock granted pursuant to Section 3(d) shall automatically vest and be free from any restrictions imposed by this Agreement; and

(v) Employee (including Employee’s heirs) shall be entitled to continue to participate in any employee benefit plans to the extent provided in such plans for terminated participants, or as may be required by applicable law.

10. TERMINATION BY EXECUTIVE.

Employee’s employment may be terminated at any time by Employee for any reason or without reason upon not less than ninety (90) days written notice by Employee to the Board.  Except as otherwise set forth in this paragraph (a), upon such termination the obligations of Employee and the Company under this Agreement shall immediately cease except the obligations of Employee in Sections 11(b), 12(a) and 12(c) which shall survive termination for a period of one year.  In the event of a termination pursuant to this paragraph, the Company shall pay to executive (i) Employee’s accrued but unpaid Annual Salary and vacation pay through the effective date of the termination; (ii) the Bonus for so long as the Company sells the Product and any other production bonus agreed with respect to any other product; and (iii) business expenses incurred prior to the effective date of termination.  Employee shall not be entitled to continue to participate in any employee benefit plans to the extent provided in such plans for terminated participants, or as may be required by applicable law.

11. EMPLOYEE COVENANTS.

(a) Covenant not to Compete. During the Term and for a period of two (2) years after any termination of this Agreement, Employee shall not, directly or indirectly, as an employee, agent, advisor, independent contractor, officer, director, manager, member, partner, owner, consultant or otherwise, (i) compete with the Company or with any of its Subsidiaries or Affiliates in any jurisdiction in which the Company sells a material quantity of products, (ii) solicit for employment or any other capacity any employee or executive of the Company or of any of its Subsidiaries or Affiliates, (iii) induce or attempt to induce any employee of the Company or of any of its Subsidiaries or Affiliates to leave the employ of the Company or of any of its Subsidiaries or Affiliates, (iv) solicit any actual or potential customer of the Company or of any of its Subsidiaries or Affiliates for any business that competes directly or indirectly with the Company or any of its Subsidiaries or Affiliates or (v) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between any customer, licensor, licensee, supplier, consultant or employee of the Company or of any of its Subsidiaries or Affiliates. An activity competitive with an activity engaged in by the Company or by any of its Subsidiaries or Affiliates shall include becoming an employee, agent, advisor, independent contractor, officer, director, manager, member, partner, owner, consultant or other assistant or representative of, or being an investor to any extent or in any manner in, any entity or person engaged in any business that is competitive with the business of the Company. Notwithstanding any of the foregoing, for purposes of this Agreement, the beneficial ownership by Employee of less than a five percent (5.0%) interest in any publicly traded entity shall not be deemed to be competition with the Company or with any of its Subsidiaries or Affiliates.

(b) Solicitation of Employees.  Employee agrees that, for a period of one (1) year after the termination of Employee’s employment with the Company, Employee shall not employ or offer to employ or solicit the employment of any employee of the Company or of any of its Subsidiaries or Affiliates, either for Employee’s own purpose or for any other person or entity. Employee further agrees that Employee shall not divulge any of the Company’s Confidential Information (as that term is defined in Section 12) to solicit, directly or indirectly, employees, contractors, licensees or customers of the Company or of any of its Subsidiaries or Affiliates, either for Employee’s own purpose or for any other person or entity.

(c) Enforceability. The covenants set forth in Sections 11(a) and 11(b) shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or against any of its Subsidiaries or Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. Employee expressly waives any right to assert inadequacy of consideration as a defense to enforcement of any of the provisions of this Section 11. Employee and the Company hereby acknowledge that it is the desire and intent of Employee and the Company, and Employee and the Company hereby agree, that the terms and provisions of this Section 11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

12. COVENANTS REGARDING CONFIDENTIALITY.

(a) Covenants. Employee acknowledges and agrees that Employee has been and will continue to be entrusted with trade secrets and proprietary information regarding Inventions (as defined in the Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B), the products, processes, know-how, designs, formulas, marketing techniques and future business plans, customer lists and information concerning the identity, needs and desires of actual and potential customers of the Company, its Subsidiaries or its Affiliates, competitive analyses, pricing policies, the substance of agreements with customers and others, marketing or concession arrangements, servicing and training programs and arrangements, developmental or experimental work, improvements, inventions, formulas, ideas, designs, computer programs, data bases, other original works of authorship, financial information or other subject matter pertaining to any business of the Company or any of its Subsidiaries, Affiliates, consultants or licensees and all documents embodying such confidential information (collectively, “Confidential Information”), all of which derives significant economic value from not being generally known by others outside the Company. In connection with the foregoing, Employee specifically acknowledges (a) that the customer lists of the Company are confidential and not readily known by the Company’s competitors, (b) that such customers are particularly important to the Company’s business, (c) that business relationships between such customers and the Company normally would continue unless interfered with and (d) that solicitation of such customers by Employee, following termination of Employee’s employment under this Agreement, would cause injury to the Company’s business.

During the Term and thereafter for a period of two (2) years, except for the sole benefit of the Company or with the express written consent of the Board of Directors, Employee shall not at any time, directly or indirectly, disclose to or permit to be known by any person, firm, corporation or other form of entity any Confidential Information acquired by Employee during the course of or as an incident to Employee’s employment under this Agreement, or as a result of Employee’s association with the Company or any of its Subsidiaries or Affiliates, whether or not relating to the Company or any of its Subsidiaries or Affiliates, the directors of the Company or its Subsidiaries or Affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including the business affairs of each of the foregoing, except as required by law to be disclosed (in which case Employee first shall give the Company written notice of such requirement reasonably in advance of such anticipated required disclosure and shall assist the Company in obtaining a protective order or confidential treatment to the extent requested by the Company). Notwithstanding any of the foregoing, for purposes of this Agreement, the term “Confidential Information” shall not include any information that was in the public domain at the time of disclosure to Employee or that comes lawfully into the public domain without breach of this Agreement.

(b) Enforceability. The covenants set forth in Section 12(a) shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. Employee expressly waives any right to assert inadequacy of consideration as a defense to enforcement of any of the provisions of this Section 12. Employee and the Company hereby acknowledge that it is the desire and intent of Employee and the Company, and Employee and the Company hereby agree, that the terms and provisions of this Section 12 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

(c) Proprietary Information and Invention Assignment Agreement. As a material inducement to the Company to execute and deliver to Employee this Agreement, and as a condition to the enforceability of this Agreement against the Company, within 10 days after Employee’s execution and delivery to the Company of this Agreement, Employee shall execute and deliver to the Company a Proprietary Information and Invention Assignment Agreement substantially in the form attached hereto as Exhibit B (the “Proprietary Rights Agreement”).

(d) Representations, Warranties and Covenants of Employee. In order to induce the Company to enter into and perform this Agreement, Employee represents and warrants that Employee is not a party to any contract, agreement or understanding that prevents or prohibits Employee from entering into this Agreement or fully performing all of Employee obligations under this Agreement and that Employee’s performance of all of the terms of this Agreement and Executive’s employment by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust before Employee’s employment by the Company.

13. COMPANY COVENANTS

(a) No Competitive Products.  During the Term of this Agreement and until the Minimum Production Bonus has been paid, the Company agrees that the Company will not offer or sell, directly or indirectly, any product that is competitive with the Product developed by Employee in any market in which the Company is lawfully able to offer and sell the Product.

14. MISCELLANEOUS

(a) Preparation of Agreement.  It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of the same.  In light of these facts, it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

(b) Cooperation.  Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(c) Interpretation.

(i) Entire Agreement/No Collateral Representations.  Each party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto, together with the Proprietary Rights Agreement: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) except with respect to the Confidentiality Agreement executed between the parties prior to this Agreement, supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the “Prior Agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements.  Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

(ii) Waiver.  No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

(iii) Remedies Cumulative.  The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

(iv) Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal, or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(v) No Third-Party Beneficiary.  Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third-party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof.

(vi) Heading; References; Incorporation; Gender.  The headings used in this Agreement are for convenience and reference purposes only and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof.  References to this Agreement shall include all amendments or renewals thereof.  Any exhibit referenced in this Agreement shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

(d) Enforcement.

(i) Applicable Law.  This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Nevada, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of Nevada.

(ii) Consent to Jurisdiction; Service of Process.  Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the federal district courts or state courts of Nevada located within the Clark County, state of Nevada.

(e) No Assignment of Rights or Delegation of Duties by Employee.  Employee’s rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Employee may not delegate his duties or obligations hereunder.

(f) Notices.  Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth (5th) business day following the date mailed).  Each party, and their respective counsel, hereby agrees that if Notice is to be given hereunder by such party’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing notice provisions.  Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto.  Any Notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subparagraph.

(g) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any form hereto by having attached to it one or more additional signature pages.

(h) Execution by All Parties Required to be Binding; Electronically Transmitted Documents.  This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

In witness hereof, the parties execute this Employment Agreement as of the date first written above.

BIOSECURITY TECHNOLOGY, INC.

EMPLOYEE

By:

Daniel Lynn

Title: Chief Executive Officer and Chief Scientific Officer

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

Description of Duties and Responsibilities

1. The immediate development of a proprietary technology form inclusion in the Company’s product offerings (“the Product”) and the future development of a proprietary “products”)

2. All duties shall be performed at a location of Employee’s choice, provided the Company shall not incur any costs or expenses of rent or general office expenses.

3. Employee shall, at the request of the Company, attend such marketing, promotional, distributors or directors’ meetings in Nevada or elsewhere in the US provided.

a. Employee shall not be required to travel more than three (3) consecutive days or four (4) non-consecutive days in any thirty (30-day period: and

b. Employee shall not be required to attend board, distributor or other promotional meetings more frequently that once per calendar quarter.

4. The Company shall be responsible at its cost and expense to research, beta type, test, validate and ship all products.  Upon payment of the Minimum Sale Commission, the Company shall receive Product formula and related trade secrets and manufacturing instructions and shall thereafter be responsible for production.

5. The Company and Employee shall agree to other duties from time to time as they may mutually agree.

A-1

EXHIBIT B

Form of Proprietary Information and Invention Assignment Agreement

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

THIS PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”) is dated as of February 15th, 2021 by and between Biosecurity Technology, INC., a Nevada corporation (the “Company,” which term includes the Company’s subsidiaries, affiliated entities, successors and assigns), and Daniel Lynn (“Employee”). As a term and condition of Employee’s employment with the Company, and as additional consideration therefor and/or for its continuation at the date hereof, as well as for other good and valuable consideration the receipt and sufficiency of which Employee hereby acknowledges, the Company and Employee hereby agree, and Employee hereby represents and warrants, as follows:

1. Purposes of this Agreement. Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with the Company’s business and that it is critical for the Company to preserve and protect the Company’s Proprietary Information (as defined in this Agreement), the Company’s rights in Inventions (as defined in this Agreement) and all related intellectual property rights of the Company. Accordingly, Employee is entering into this Agreement as a condition of Employee’s employment with the Company, whether or not Employee is expected to, or does, create Inventions (as defined in this Agreement) of value for the Company. Employee understands and agrees that the Company’s remedies for Employee’s breach of this Agreement include, without limitation, termination of Employee’s employment with the Company. The parties acknowledge and agree that a breach of this Agreement does not and shall not nullify this Agreement.

2. Proprietary Information. Employee understands that Employee’s employment with the Company creates a relationship of confidence and trust with respect to any and all information of a confidential or secret nature that may be disclosed to Employee by the Company, or that may be learned by Employee during Employee’s employment with the Company, that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (all of the foregoing, collectively, “Proprietary Information”). Proprietary Information includes, without limitation, Inventions (as defined in Section 0 of this Agreement) and Confidential Information. As used herein, “Confidential Information” means, without limitation, the products, processes, know-how, designs, formulas, marketing techniques and future business plans, customer lists and information concerning the identity, needs and desires of actual and potential customers of the Company, its subsidiaries or its affiliates, competitive analyses, pricing policies, the substance of agreements with customers and others, marketing or concession arrangements, servicing and training programs and arrangements, developmental or experimental work, improvements, inventions, formulas, ideas, designs, computer programs, data bases, other original works of authorship, financial information or other subject matter pertaining to any business of the Company or any of its subsidiaries, affiliates, clients, consultants or licensees and all documents embodying such confidential information, all of which derives significant economic value from not being generally known by others outside the Company.

3. Ownership of Proprietary Information; Confidentiality. All Proprietary Information and all patents, copyrights, trade secret rights and other rights (including, without limitation, all extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith are and shall be the sole and exclusive property of the Company. Employee hereby irrevocably assigns to the Company all rights that Employee may have or acquire in any and all Proprietary Information. If Employee discloses Employee’s own or any third party’s confidential information or intellectual property when acting within the scope of Employee’s employment or otherwise on behalf of the Company, the Company will have, and Employee hereby irrevocably grants to the Company, a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights. At all times, both during and after termination of Employee’s employment with the Company, except for the sole benefit of the Company or with the express written consent of the Board of Directors of the Company, Employee shall not at any time, directly or indirectly, disclose to or permit to be known by any person, firm, corporation, limited liability company, partnership, association or other form of entity any Proprietary Information acquired by Employee during the course of or as an incident to Employee’s employment with the Company, or as a result of Employee’s association with the Company or any of its subsidiaries or affiliates, whether or not relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any client of the Company or of any of its subsidiaries or affiliates, or any corporation, limited liability company, partnership, association or other form of entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, without limitation, the business affairs of each of the foregoing, except as required by law to be disclosed (in which case Employee first shall give the Company written notice of such requirement reasonably in advance of such anticipated required disclosure and shall assist the Company in obtaining a protective order or confidential treatment to the extent requested by the Company). Notwithstanding any of the foregoing, for the purposes of this Agreement, the term “Proprietary Information” shall not include any information that was in the public domain at the time of disclosure to Employee or that comes lawfully into the public domain without breach of this Agreement. Upon termination of Employee’s employment, Employee shall promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that Employee may keep personal copies of (i) Employee’s compensation records, (ii) materials distributed to stockholders generally and (iii) this Agreement.

4. No Expectation of Privacy. Employee recognizes and agrees that Employee has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that any activity and all files or messages on or using any of those systems may be monitored at any time without notice.

5. Disclosure of Inventions. Employee shall disclose promptly in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, ideas, processes, compositions of matter, computer software programs, algorithms, techniques, schematics, know-how, data, databases and trade secrets (collectively, without limitation, “Inventions”) that Employee makes or conceives or first reduces to practice or creates, either alone or jointly with others, during Employee’s employment with the Company, whether or not in the course of Employee’s employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets. To the extent that the Company does not have rights thereto under this Agreement, such disclosure shall be received by the Company in confidence and does not extend the assignments made in Section 0 or Section 0 hereof.

6. Works Made for Hire, Assignment of Inventions. Employee acknowledges and agrees that all copyrightable works prepared by Employee within the scope of Employee’s employment with the Company are “works made for hire” under the federal Copyright Act and that the Company shall be considered the author and owner of all such copyrightable works. Employee agrees that all Inventions that Employee makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment with the Company (a) shall be the sole and exclusive property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code (which is quoted in Section 0 of this Agreement) and (b) shall be “works made for hire” to the extent permitted by law. The Company shall be the sole owner of all patents, copyrights, trade secret rights and other intellectual property or other rights in connection therewith. Employee hereby irrevocably assigns to the Company all rights that Employee may have or acquire in all of such Inventions. Employee shall disclose anything to the Company Employee believes is excluded by Section 2870 of the California Labor Code so that the Company can make an independent assessment.

7. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention and (b) all Moral Rights (as defined in this Agreement) that Employee may have in or with respect to any Invention. Employee also hereby forever waives and agrees never to assert any Moral Right that Employee may have in or with respect to any Invention, even after termination of Employee’s employment with the Company. To the extent that Employee retains any Moral Right under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Right by or authorized by the Company, and Employee agrees to confirm all such ratifications, consents and agreements from time to time as requested by the Company. For the purposes of this Agreement, “Moral Rights” means all rights to claim authorship of an Invention, to object to or prevent the modification of any Invention or to withdraw from circulation or control the publication or distribution of any Invention and any similar right, existing under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

8. Labor Code Section 2870 Notice. Employee has been notified and understands that the provisions of Section 0 and Section 0 of this Agreement do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code or any similar provision of any state or federal law.  Section 2870 of the California Labor Code states as follows:

(a) ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF EMPLOYEE’S RIGHTS IN AN INVENTION TO EMPLOYEE’S EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON EMPLOYEE’S OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1)  RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

(b) TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER SUBDIVISION 0, THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

9. Assistance. Employee agrees to perform, during and after termination of Employee’s employment with the Company, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s sole expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on, in and/or to such Inventions and/or all other Inventions that Employee has or may at any time assign to the Company in any country. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any country and all countries. Employee shall execute all documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee’s obligations under this Section shall continue beyond the termination of Employee’s employment with the Company, provided that the Company shall compensate Employee at a reasonable rate after such termination for time or expenses actually spent by Employee at the Company’s request on such assistance. Employee appoints the Secretary of the Company as Employee’s attorney-in-fact to execute documents on Employee’s behalf for this purpose.

10. Appointment of Agents and Attorneys-in-Fact. Employee hereby irrevocably designates and appoints the Company and the Company’s duly-authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee to execute and file any application and all applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by Employee.

11. Complete List of Inventions and/or Improvements to Which Ownership is Claimed. Employee attaches hereto as Exhibit A is a complete list of all Inventions and/or improvements to which Employee claims ownership and that Employee desires to remove from the operation of this Agreement, and Employee covenants that such list is complete. If no such list is attached to this Agreement, Employee represents that Employee has no such Inventions and/or improvements at the time of signing this Agreement. If, in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or machine any Invention and/or improvement listed in Exhibit A attached hereto or any other invention, technical writing, paper, journal article, development or trade secret that was made by Employee before Employee’s employment with the Company, which is owned solely by Employee or in which Employee has an exclusive interest (collectively, a “Pre-Employment Invention”), Employee hereby grants to the Company, and the Company as of the date hereof shall have, a nonexclusive, royalty-free, irrevocable, perpetual worldwide license to make, have made, modify, use and sell such Pre-Employment Invention as part of or in connection with such product, process or machine. Notwithstanding the foregoing, Employee shall not incorporate any Pre-Employment Invention into any Company product, process or machine without the Company’s prior written consent. Employee acknowledges and agrees that the Company at all times shall be free to compete with or develop information, inventions and products within the areas and type of any and every Pre-Employment Invention.

12. No Breach of Prior Agreement. Employee’s performance of all of the terms of this Agreement and/or any employment agreement by and between the Company and Employee shall not breach any invention assignment, proprietary information or similar agreement by and between Employee and any former employer or other person or entity. Employee represents and warrants that Employee shall not bring with Employee, and that Employee has not brought with Employee, to the Company or use in the performance of Employee’s duties for the Company any document or material of a former employer or any other person or entity that is not generally available to the public or that has not been legally transferred to the Company.

13. No Other Breach. Employee’s performance of all of the terms of this Agreement shall not breach any agreement or obligation to keep in confidence proprietary information acquired by Employee from any other person or entity. Employee has not entered into, and shall not enter into, any written or oral agreement that is or could be in conflict with this Agreement.

14. Binding Agreement. This Agreement shall be effective as of the first day of Employee’s employment with the Company and shall be binding on Employee and Employee’s heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, its affiliates, its successors and its assigns.

15. Not an Employment Contract. Employee agrees that this Agreement is not an employment contract for any term and that Employee has the right to resign and the Company has the right to terminate Employee’s employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of Employee’s employment, and, as an employee of the Company, Employee shall have obligations to the Company that are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent term between this Agreement and any employment agreement with Employee.

16. Authority to Notify. Employee hereby authorizes the Company to notify Employee’s actual or future employers of the terms of this Agreement and Employee’s responsibilities under this Agreement.

17. Name and Likeness Rights, Etc. Employee hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, without any further compensation to Employee, Employee’s name, photograph, likeness (including caricature), voice and biographical information and any reproduction or simulation thereof, in any and all media now known or hereafter developed (including, without limitation, film, video and digital or other electronic media), both during and after termination of Employee’s employment with the Company, in a customary and commercially reasonable manner for marketing, promotional and other purposes reasonably related to the Company’s business, in the good faith judgment of the Company as to each such use.

18. No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

19. Severability. The provisions of this Agreement are contractual and not mere recitals. This Agreement shall be considered severable, such that, if any provision or part of this Agreement ever is held invalid under any law or ruling, then that provision or part of this Agreement shall remain in force and effect to the extent allowed by law, and all other provisions or parts shall remain in full force and effect.

20. Injunctive Relief. Employee acknowledges and agrees that a breach or a threatened breach of this Agreement shall result in great or irreparable harm to the Company for which there is no adequate remedy at law. Therefore, in the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from violating the terms hereof, or from disclosing to any person, firm, corporation, limited liability company, partnership, association or other form of entity, whether or not Employee then is employed thereby, or an officer, director or owner thereof, any Proprietary Information, as that term has been defined herein. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including recovery of damages from Employee. Both parties hereto recognize that the services to be rendered by Employee during the term of Employee’s employment are special, unique and of extraordinary character.

21. Other Agreements. Except for any employment agreement between the Company and Employee, this Agreement supersedes any prior agreement, representation or promise of any kind, whether written, oral, express or implied, between the parties hereto with respect to the subject matters herein. This Agreement constitutes the full, complete and exclusive agreement between the parties with respect to the subject matters herein. This Agreement cannot be changed unless in a writing approved by the Board of Directors of the Company and signed by both a duly authorized officer of the Company and Employee.

22. Governing Law. This Agreement shall be interpreted under and governed by the laws of the State of California (other than their choice-of-law provisions). The signature of the parties on the lines provided below shall create a binding and enforceable legal obligation under law.

23. Rights and Remedies. No right, power or remedy herein conferred upon or reserved to the Company is intended to be exclusive of any other right, power or remedy. Every right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law, or in equity, or otherwise and may be exercised from time to time and as often and in such order as may be deemed expedient by the Company. The exercise of any right, power or remedy shall not be construed as a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.

24. Captions. The captions of the paragraphs in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of construction and/or interpretation.

25. Survival of Representations, Warranties, Covenants and Agreements. All statements contained in this Agreement shall be deemed continuing representations, warranties, covenants and agreements made by the Company and Employee, to the extent so made herein, and, notwithstanding any provision of this Agreement to the contrary, shall survive the termination of this Agreement or Employee’s services to the Company. No investigation by or on behalf of any party to this Agreement shall constitute a waiver of any such representation, warranty, covenant or agreement.

26. Voluntary Execution. Employee acknowledges that Employee has read carefully this Agreement and understands its terms and that Employee is entering into this Agreement voluntarily. Employee acknowledges that the Company’s legal counsel is not legal counsel to Employee and has not advised Employee in any way in connection with or regarding this Agreement. Employee further represents, warrants and acknowledges that Employee has been given the opportunity to be represented by independent legal counsel in connection with this Agreement and has consulted with such independent legal counsel or has waived Employee’s right to do so.

27. Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

28. Facsimile Transmission. The confirmed facsimile transmission by one party hereto of a signed copy of the signature page of this Agreement to the other party hereto or to such party’s agent shall constitute delivery of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Proprietary Information and Invention Assignment Agreement to be effective as of the date first written above.

Employee’s Signature		Date

Employee’s Name (Please Print)

Biosecurity Technology, INC.

By:		Date
Name: Title:	Daniel Lynn CEO and CSO